EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
G&K Services, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-192662, 333-64977, 333-66419, 333-73188, 333-101282, 333-139670, 333-171043, and 333-192662) on Form S-8 of G&K Services, Inc. of our report dated August 20, 2015, with respect to the consolidated balance sheets of G&K Services, Inc. as of June 27, 2015 and June 28, 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, cash flows and the related financial statement Schedule II for each of the years in the two-year period ended June 27, 2015, and the effectiveness of internal control over financial reporting as of June 27, 2015, which report appears in the June 27, 2015 annual report on Form 10-K of G&K Services, Inc.

/s/ KPMG LLP
KPMG LLP
Minneapolis, Minnesota
August 20, 2015